SGI REPORTS FOURTH QUARTER AND
FISCAL YEAR 2012 FINANCIAL RESULTS

Strategic Plan to Sharpen Market Focus, Align With Key Partners for Integrated Solutions, Improve Operational Execution

FREMONT, Calif., Aug. 8, 2012 – SGI (NASDAQ:SGI), the trusted leader in technical computing, today reported financial results for its fourth quarter and fiscal year ended June 29, 2012. The company also introduced a strategic plan designed to drive profitable growth by leveraging SGI’s strong market position and technological leadership in technical computing.
Total revenue for the fourth quarter was $179 million, which compares with $199 million in the previous quarter and $195 million in the fourth quarter of 2011. For fiscal year 2012, total revenue was $753 million, an increase of 20 percent from $630 million in fiscal year 2011.
Net loss for the fourth quarter was $18 million, or ($0.58) per share, which compares with a net loss of $1 million, or ($0.04) per share, in the prior quarter, and a net loss of $12 million, or ($0.39) per share, in the fourth quarter of fiscal 2011. Non-GAAP net loss for the quarter was $3 million, or ($0.10) per share, which compares with non-GAAP net income of $4 million, or $0.11 per share, in the prior quarter and non-GAAP net income of $4 million, or $0.12 per share, in the year-ago period. Non-GAAP results for the fourth quarter excluded the impact of approximately $15 million of net adjustments, comprising primarily inventory charges related to product transition, restructuring charges, stock-based compensation expense, and other items.
For fiscal 2012, net loss was $24 million, or ($0.77) per share, which compares with a net loss of $21 million, or ($0.69) per share in fiscal 2011. On a non-GAAP basis, the company reported full-year net income of $4 million, or $0.12 per share, which compares with non-GAAP net income of $18 million, or $0.57 per share, in fiscal 2011. A reconciliation of the company’s GAAP to non-GAAP results is included in the tables accompanying this press release.
“Results for the quarter reflected both the underlying strength as well as the near-term challenges in the business; we see strong demand for our solutions and from that foundation we have started to reposition SGI for sustainable, profitable growth,” said Jorge Titinger, president and chief executive officer. “Our three-step strategic plan will be focused on aligning our expertise and resources with attractive target markets where we can truly differentiate our offerings, working with key application partners to deliver more complete solutions, and improving our operational performance. As we execute on this plan, we expect to provide greater value to our customers and higher barriers to competitors, which we believe over time will drive both growth and improved profitability.”
Outlook for Fiscal Q1 2013
For the first quarter ending September 28, 2012, the company is providing the following guidance:

•	Revenue is expected to be between $180 million to $195 million;

•	GAAP net loss per share is expected to be between ($0.42) to ($0.34);

•
Non-GAAP net loss per share is expected to be between ($0.24) to ($0.16) and is expected to exclude approximately $6 million of stock-based compensation expense, restructuring expense, and intangibles amortization.

Conference Call Information

The public is invited to listen to the earnings conference call at 2:00 p.m. PT (5:00 p.m. ET) by dialing (888) 463-5422 (toll-free) or (970) 315-0484 (international). Please dial-in 15 minutes ahead of time to ensure proper connection. Alternatively, a live webcast of the earnings conference call will be available on the Investor Relations section of SGI’s website at investors.sgi.com.
A replay of the webcast will be available approximately two hours after the conclusion of the call and will remain available until the next earnings call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available for five days and can be accessed by dialing (855) 859-2056 (toll-free) or (404) 537-3406 (international) and entering the confirmation code: 14066869.
About SGI
SGI, the trusted leader in technical computing, is focused on helping customers solve their most demanding business and technology challenges. Visit sgi.com for more information.

Cautionary Statement Regarding Forward Looking Statements
The statements made in this press release regarding projected financial results, financial objectives, and strategic plans, including SGI’s Q1 FY13 financial guidance and certain statements made in the earnings conference call, are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those described by these statements due to a number of uncertainties, including, but not limited to:

•	Changes in demand for SGI’s products;

•	Economic conditions impacting the purchasing decisions of SGI’s customers;

•	The highly competitive market in which SGI operates that may cause pricing pressure on SGI’s solutions;

•	Customer concentration risks;

•	SGI’s international operations;

•	Market acceptance of new products;

•	Lengthy acceptance cycles of products by certain customers;

•	Liquidity pressures due to lengthy cash collection cycles on product sales to certain customers;

•	Changes in mix of products sold due to differences in profitability among products;

•	SGI’s ability to control the supply, timing of delivery and pricing of essential product components;

•	SGI’s ability to achieve benefits related to its strategic plan, including improvements in growth or profitability;

•	Substantial sales to U.S. government entities which are subject to the government’s budgetary constraints; and

•	Significant excess or obsolete inventory that SGI may be required to write off in the future.

In addition, SGI’s actual revenue, gross margin, earnings per share and other projections on a GAAP and non-GAAP basis for the fiscal quarter ending September 28, 2012 could differ materially from the targets stated under “Q1 Fiscal Year 2013 Guidance” above for a number of reasons, including, but not limited to (i) application of the actual consolidated GAAP and non-GAAP tax rates for such periods, or judgment by management to increase or decrease an income tax asset or liability, (ii) a determination by SGI that any portion of its goodwill or intangible assets have become impaired, (iii) changes in the anticipated amount of employee stock-based compensation expense recognized on SGI’s financial statements, (iv) increases or decreases to estimated capital expenditures, (v) changes driven by new accounting rules, regulations, interpretations or guidance, (vi) changes in the anticipated amounts and timing of restructuring charges to be incurred and cost savings expected to be realized from our restructuring actions in Europe, (vii) expenses resulting from actual or potential transactions such as business combinations, mergers, acquisitions and financing transactions, (viii) charges or gains resulting from litigation or dispute settlement, (ix) general economic conditions, and (x) other risks as detailed in SGI’s filings with the Securities and Exchange Commission ("SEC"), including those described in SGI’s Annual Report on Form 10-K under the caption "Risk Factors" filed with the SEC on August 29, 2011, as updated by SGI’s subsequent filings with the SEC, all of which are available at the SEC's Web site at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. All statements made in this press release are made only as of the date set forth at the beginning of this release August 8, 2012. SGI undertakes no obligation to update the information in this release, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Use of Non-GAAP Financial Measures
The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information are financial measures used by SGI’s management to evaluate the company’s operating performance and to conduct its business operations. In evaluating SGI’s performance, management uses one or more of the following measures that are not determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”): non-GAAP gross profit and gross margin, non-GAAP operating expenses, and non-GAAP net income (loss) and non-GAAP basic and diluted net income (loss) per share. These measures are adjusted as described in the reconciliation of GAAP and non-GAAP numbers at the end of this release, but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring.

In addition, management uses these non-GAAP financial measures to facilitate its review of the comparability of SGI’s core operating performance on a period to period basis as well as to better understand the fundamental economics of a specific period's operational and financial performance. Management uses this view of SGI’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources.

Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating SGI’s financial and operational performance in the same way that management evaluates the company’s financial performance. However, these non-GAAP financial measures have limitations as an analytical tool, as they exclude the financial impact of transactions necessary or advisable for the conduct of SGI’s business, such as the granting of equity compensation awards and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Hence, to compensate for these limitations, management does not review these non-GAAP financial metrics in isolation from its GAAP results, nor should investors. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between SGI’s GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in SGI’s SEC filings.

Contact Information:

John Swenson
SGI Investor Relations
+1-510-933-8370
jswenson@sgi.com

© 2012 SGI. SGI and its product names and logos are trademarks or registered trademarks of Silicon Graphics International Corp. or its subsidiaries in the United States and/or other countries. All other trademarks are property of their respective holders.

Silicon Graphics International Corp.
Q4 FISCAL 2012 FINANCIAL RESULTS
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

		Three months ended June 29, 2012					Twelve months ended June 29, 2012				
		Net Loss	EPS	Gross Profit	Gross Margin	Operating Expenses	Net (Loss)/ Income	EPS	Gross Profit	Gross Margin	Operating Expenses
GAAP		(18,386)	$ (0.58)	37,486	21%	53,122	(24,461)	$ (0.77)	193,815	26%	215,260
Share-based Compensation in cost of revenue	(1)	323	0.01	323	0%	-	1,359	0.04	1,359	0%	-
Share-based Compensation in operating expenses	(1)	1,813	0.06	-	0%	(1,813)	8,702	0.28	-	-	(8,702)
Amortization of Intangibles in cost of revenue	(1)	371	0.01	371	0%	-	1,736	0.05	1,736	0%	-
Amortization of Intangibles in operating expenses	(1)	696	0.03	-	-	(696)	3,454	0.11	-	-	(3,454)
Restructuring and severance costs in cost of revenue	(2)	148	-	148	0%	-	148	-	148	0%	-
Restructuring and severance in operating expenses	(2)	2,811	0.09	-	-	(2,811)	2,944	0.10	-	-	(2,944)
Excess and obsolete inventory write-off in cost of revenue	(2)	10,135	0.32	10,135	6%	-	10,135	0.32	10,135	1%	-
Other non-recurring costs in cost of revenue	(2)	(1,222)	(0.04)	(1,222)	-1%	-	(1,222)	(0.04)	(1,222)	0%	-
Other non-recurring costs in operating expenses	(2)		-	-	-	-	1,000	0.03	-	-	(1,000)
Non-GAAP		(3,311)	$ (0.10)	47,241	26%	47,802	3,795	$ 0.12	205,971	27%	199,160
Weighted average shares used in computing:											
Dilutive net loss per share on a GAAP basis			31,947					31,653			
Dilutive net (loss)/income per share on a Non-GAAP basis			31,947					32,538			

		Three months ended June 24, 2011					Twelve months ended June 24, 2011				
		Net (Loss)/ Income	EPS	Gross Profit	Gross Margin	Operating Expenses	Net (Loss)/ Income	EPS	Gross Profit	Gross Margin	Operating Expenses
GAAP		(12,098)	(0.39)	45,984	24%	59,000	(21,233)	$ (0.69)	169,812	27%	188,801
Share-based Compensation in cost of revenue	(1)	186	0.01	186	0%	-	685	0.02	685	0%	-
Share-based Compensation in operating expenses	(1)	1,764	0.05	-	-	(1,764)	5,213	0.17	-	-	(5,213)
Amortization of Intangibles in cost of revenue	(1)	459	0.01	459	0%	-	1,837	0.06	1,837	0%	-
Amortization of Intangibles in operating expenses	(1)	2,824	0.09	-	-	(2,824)	6,459	0.21	-	-	(6,459)
Restructuring and severance in operating expenses	(2)	3,356	0.11	-	-	(3,356)	5,072	0.16	-	-	(5,072)
Transaction related in operating expenses	(2)	177	0.01	-	-	(177)	1,271	0.04	-	-	(1,271)
Excess and obsolete inventory write-off in cost of revenue	(2)	3,486	0.11	3,486	2%		3,486	0.11	3,486	1%	
Revenue Recognition Related	(2)	3,760	0.12	3,760	2%	-	9,222	0.30	9,222	1%	-
Other non-recurring costs in cost of revenue	(2)	-	-	-	-	-	2,199	0.07	2,199	0%	-
Other non-recurring costs in other income/(expense)	(2)	-	-	-	-	-	3,777	0.12	-	0	-
Non-GAAP		3,914	0.12	53,875	28%	50,879	17,988	0.57	187,241	29%	170,786
Weighted average shares used in computing:											
Basic net income/(loss) per share			31,029					30,608			
Dilutive net income/(loss) per share			33,005					31,813			

NOTE: This presentation includes certain financial measures not in conformity with Generally Accepted Accounting Principles in the United States (non-GAAP measures). Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

(1) Adjustments to exclude certain non-cash expenses such as share-based compensation and amortization of intangible assets.

(2) Adjustments to exclude the items discussed below because such items are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company's business operations or are not reflective of the company's core results over time. These items may include recurring as well as non-recurring items.

(a) Restructuring Charges and severance — Restructuring charges consist primarily of severance expense, facility closure and relocation costs.

(b) Incremental excess and obsolete inventory charges primarily driven by new product introductions.

(c) Transaction-Related Costs — The Company excludes certain expense items resulting from actual or potential transactions such as business acquisitions, and financing transactions, including expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms.

(d) Revenue Recognition Related - The Company added back gross margin impacts from revenue arrangements deferred under Software Revenue Recognition rules (ASC 985-605) and fair value allocation rules (ASC 605-25) in fiscal year 2011. These add backs are no longer presented for fiscal year 2012. These add backs are no longer presented for fiscal year 2012.

(e) Other non-recurring costs include items such as (i) other-than-temporary impairment of equity investment, (ii) litigation settlement and other .